(1)
This Form 4 is being filed on behalf of WP Rocket Holdings Inc. (f/k/a WP Rocket Holdings LLC), a Delaware corporation (“Parent”),Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”), Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), Warburg Pincus X, L.P., a Delaware limited partnership and the general partner of each of WP X and WP X Partners (“WP X LP”), Warburg Pincus X LLC, a Delaware limited liability company and the general partner of WP X LP (“WP X LLC”), Warburg Pincus Partners, LLC, a New York limited liability company and the sole member of WP X LLC (“WP Partners”), Warburg Pincus & Co., a New York general partnership and the managing member of WP Partners (“WP”), Warburg Pincus LLC, a New York limited liability company that manages certain private equity funds, including WP X and WP X Partners (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and a Managing Member and Co-President of WP LLC who may be deemed to control Parent, WP X, WP X Partners, WP X LP, WP X LLC, WP Partners, WP and WP LLC (Messrs. Kaye and Landy, together with WP X, WP X Partners, WP X LP, WP X LLC, WP Partners, WP and WP LLC, the “Warburg Pincus Reporting Persons”).

(2)
On March 28, 2011, Rural/Metro Corporation, a Delaware corporation (“Rural/Metro”), Parent and WP Rocket Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  On June 27, 2011, the Merger Agreement was approved and adopted by the vote of the stockholders of Rural/Metro, including the vote of the stockholders under the voting agreement, dated March 28, 2011, by and among Parent, Colisem Capital Partners, L.P. and Blackwell Partners, LLC.  On June 30, 2011, pursuant to the Merger Agreement, and upon the terms and conditions thereof, Merger Sub merged with and into Rural/Metro (the “Merger”), with Rural/Metro surviving the merger as a wholly-owned subsidiary of Parent.  Under the terms of the Merger Agreement, each share of Rural/Metro’s common stock outstanding at the effective time of the Merger, other than any shares owned by Rural/Metro as treasury stock, any shares owned by any direct or indirect wholly-owned subsidiary of Rural/Metro, any shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or any shares which were held by a stockholder who properly exercised and perfected its, his or her appraisal rights under Delaware law, was cancelled and converted into the right to receive $17.25 in cash, without interest thereon and less any required withholding taxes.  As a result of the Merger, Parent owns all 100 of the issued and outstanding shares in Rural/Metro and Rural/Metro is a wholly-owned subsidiary of Parent.  WP X and WP X Partners own, respectively, 96.9% and 3.1% of Parent.

(3)
As the Warburg Pincus Reporting Persons are in the chain of ownership of Parent, each of the Warburg Pincus Reporting Persons may be deemed to both beneficially own and have a pecuniary interest in all securities of Rural/Metro acquired by Parent.  Each of Messrs. Kaye and Landy, as a Managing General Partner of WP and a Managing Member and Co-President of WP LLC, may be deemed to beneficially own, but only to the extent he has a pecuniary interest in, the Rural/Metro shares acquired by Parent.  Each of WP X, WP X Partners, WP X LP, WP X LLC, WP Partners, WP, WP LLC, and Messrs. Kaye and Landy disclaims beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the reported securities except to the extent of its or his pecuniary interest therein.